Exhibit 99.1




BioDelivery Sciences Int., Inc.                               L. G. ZANGANI, LLC
-------------------------------
NASDAQ: BDSI                              Nine Main Street, Flemington, NJ 08822
                                              (908) 788-9660 Fax: (908) 788-4024
                                                      E-mail: office@zangani.com
                                                Web site: http://www.zangani.com

For Release: IMMEDIATELY

Contact: Francis E. O'Donnell, Jr., M.D   Susan Bonitz, Ph.D.  Kevin Nally
         President and CEO                LG Zangani, LLC      L.G. Zangani, LLC
         BioDelivery Sciences             908-788-9660         908-788-9660
         973-972-0015


                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

               BIODELIVERY SCIENCES INTERNATIONAL, INC. ANNOUNCES
                FORMATION OF SUBSIDIARY TO DEVELOP OPPORTUNITIES
                   IN THE PROCESSED FOOD AND BEVERAGE SECTORS
                            ------------------------
              Company Also Announces a Proposed Offering Of Rights
                     To Acquire Interests In Such Subsidiary
                            ------------------------

Newark, New Jersey, February 26, 2003 - BioDelivery Sciences International, Inc. ("BioDelivery") (NASDAQ:BDSI; BDSIW) announced today that it has formed a new subsidiary, Bioral Nutrient Delivery, LLC ("BND") to exploit BioDelivery's proprietary nano-encochleation delivery technology, based on all-natural ingredients consisting of soy-derived phospholipids and calcium, for non-pharmaceutical use in the processed food and beverage industries for both human and animal consumption. BioDelivery intends to grant BND an exclusive world-wide perpetual sub-license to BioDelivery's proprietary Bioral(TM) technology for use in such segments.

On February 13, 2003, BioDelivery made an unsecured loan to BND in the amount of $500,000 to cover organization expenses and initial working capital requirements. The loan accrues interest at 4.85% annually, paid back solely from 10% of any royalty revenue that may be received by BND, with payments first applied to interest, then to principal. BioDelivery is under no obligation to make any capital contributions or loan funds to BND beyond the initial $500,000.

BND was legally formed on January 8, 2003 as a Delaware limited liability company. BioDelivery will at all times act as the managing member of BND and, through a board of directors and officers appointed directly or indirectly by BioDelivery, will at all times make all management decisions relating to BND. As a limited liability company, BND may, at the discretion of its board of directors, distribute available net cash to its member shareholders.

BioDelivery also announced that on February 25, 2003, BND filed with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-1 on behalf of BioDelivery (the "SB-1"). Pursuant to the SB-1 (and assuming the declaration of effectiveness of the SB-1 by the SEC, of which no assurances can be given), BioDelivery, as selling security holder, intends to declare and distribute as a dividend to its stockholders (the "Distribution") an aggregate of approximately 3.5 million rights to purchase (the "Rights") an aggregate of approximately 3.5 million of BND's Class B Membership Shares of BND ("Class B Shares"). The Rights will be

                                     -MORE-

BioDelivery Sciences International, Inc. Forms Subsidiary
and Proposes Rights Offering                                              Page 2


distributed to BioDelivery stockholders as a dividend and will be exercisable into Class B Shares for a one (1) year period following the six-month anniversary of the date of the Distribution (such date, the "Distribution Date") at a price equal to $0.01 per Class B Share. The Rights are not transferable and non-redeemable. All proceeds from the exercise of Rights shall be paid to BioDelivery. There will be no public market for the Rights or the Class B Shares, and the holders of Rights and Class B Shares will be prohibited from transferring such securities.

The distribution of the Rights is being effected in order to separate BND, the technology it proposes to license from BioDelivery, and the processed food and beverage opportunity from the rest of BioDelivery's pharmaceutical, vaccine, gene delivery, OTC drug, and nutraceutical businesses, thus allowing both BND and BioDelivery to focus on their respective businesses and provide BND and BioDelivery with the flexibility to pursue different strategies and react more easily and prudently to changing market environments.

BioDelivery Sciences International, Inc. is a developmental-stage biotechnology company developing and seeking to commercialize a patented delivery technology designed for a potentially broad base of pharmaceuticals, vaccines, over-the-counter drugs, and nutraceuticals and, through its Bioral Nutrient Delivery subsidiary, micronutrients in processed foods and beverages.

This announcement does not constitute an offer to sell or a solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release was prepared and is being issued in accordance with Rule 135 under the Securities Act of 1933, as amended.

Note: Certain information contained in this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, many of which are beyond BioDelivery's and BND's control, and which may cause the actual results of such forward-looking statements to differ from as stated herein.

L.G. Zangani, LLC provides financial public relations services to BioDelivery. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services in the form of moneys, shares in BioDelivery, warrants or options to purchase shares in BioDelivery.


                                      # # #